Exhibit 99.1

Ocean Power Technologies Added to Russell Microcap® Index

MONROE TOWNSHIP, N.J., June 23, 2021 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (“OPT” or the “Company”) (NYSE American: OPTT), a leader in innovative and cost-effective low carbon ocean energy solutions, today announced the Company’s addition to the Russell Microcap® Index, effective after the market opens on June 28, 2021. FTSE Russell disclosed OPT’s inclusion in its annual reconstitution additions.

“OPT’s inclusion in the Russell Microcap® Index is testament to the Company’s growth potential,” stated Philipp Stratmann, President and CEO of OPT. “We believe that the awareness of being included in Russell indexes will not only benefit our existing shareholders but will lead to greater exposure to potential institutional investors.”

Membership in the Russell Microcap® Index means automatic inclusion in the appropriate growth and value style indexes. FTSE Russell annually determines membership for its indexes primarily by objective, market capitalization rankings, and style attributes.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, OPT aspires to transform the world through durable, innovative, and cost-effective ocean energy solutions. Its PowerBuoy® solutions platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore energy, defense and security, science and research, and communications. To learn more, visit www.OceanPowerTechnologies.com.

About FTSE Russell

FTSE Russell is a global index leader that provides innovative benchmarking, analytics, and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $17.9 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers, and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products, and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth, and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group. For more information, visit www.ftserussell.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the Company’s current expectations about its future plans and performance and rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements to reflect events or circumstances after the date of this release.

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com